As filed with the U.S. Securities and Exchange Commission on July 13, 2026

Securities Act File No. 333-295044

U.S. SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

Form N-14

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933   X

Pre-Effective Amendment No. ☐

Post-Effective Amendment No. 2

VOYA PARTNERS, INC.

(Exact Name of Registrant as Specified in Charter)

7337 East Doubletree Ranch Road, Suite 100

Scottsdale, Arizona 85258-2034

(Address of Principal Executive Offices)

1-800-992-0180

(Registrant’s Telephone Number, Including Area Code)

Joanne F. Osberg, Esq.

Voya Investments, LLC

7337 East Doubletree Ranch Road, Suite 100

Scottsdale, Arizona 85258-2034

(Name and Address of Agent for Service)

With copies to:

Elizabeth J. Reza, Esq.

Ropes & Gray LLP

Prudential Tower

800 Boylston Street

Boston, Massachusetts 02199-3600

It is proposed that this filing will become effective immediately, pursuant to Rule 462(d)

under the Securities Act of 1933, as amended.

No filing fee is required because an indefinite number of shares have previously been registered pursuant to Rule 24f-2 under the

Investment Company Act of 1940, as amended.

Title of Securities Being Registered: Class ADV, Class I, Class R6, Class S, and Class S2 shares of capital stock in the series of the registrant designated as Voya Solution Aggressive Portfolio.

EXPLANATORY NOTE

The purpose of this filing is to file as an exhibit to the Registrant’s Registration Statement on Form N-14 the opinion of counsel supporting the tax matters and consequences to shareholders in connection with the reorganization of Voya Solution Moderately Aggressive Portfolio, a series of Voya Partners, Inc., with and into Voya Solution Aggressive Portfolio, a series of Voya Partners, Inc. (the “Registrant”), as required by Item 16(12) of Form N-14. Accordingly, this Post Effective Amendment (the “Amendment”) consists only of a facing page, this explanatory note, and Part C of the Registration Statement setting forth the exhibits to the Registration Statement. The Registrant hereby incorporates by reference the Information Statement/Prospectus and Statement of Additional Information filed as Parts A and B, respectively, to Registrant’s Form N-14 (File No. 333-295044) filed with the U.S. Securities and Exchange Commission on May 22, 2026. This Amendment does not modify any other part of the Registration Statement.

PART C.
OTHER INFORMATION
Item 15. Indemnification
Article Ninth, Section (d) of the Articles of Incorporation for Voya Partners, Inc. (the “Company”) provides for indemnification of directors and officers. In addition, the Company’s directors and officers will be covered under a directors and officers errors and omissions liability insurance policy issued by ICI Mutual Insurance Company.
Reference is also made to Section 2-418 of the Corporations and Associations Article of the Annotated Code of Maryland which provides generally that (1) a corporation may (but is not required to) indemnify its directors for judgments, fines and expenses in proceedings in which the director is named a party solely by reason of being a director, provided the director has not acted in bad faith, dishonestly or unlawfully, and provided further that the director has not received any “improper personal benefit”; and (2) that a corporation must (unless otherwise provided in the corporation's charter or articles of incorporation) indemnify a director if he or she is successful on the merits in defending a suit against him or her by reason of being a director. The statutory provisions are not exclusive; a corporation may provide greater indemnification rights than those provided by statute.
Item 16. Exhibits
(1)(a)
Articles of Incorporation of Portfolio Partners, Inc., dated May 6, 1997 (the “Articles of Incorporation”) – Filed as
an Exhibit to the Company’s initial Form N-1A Registration Statement on July 31, 1997 and incorporated herein by reference.

(1)(b)
Articles of Amendment, dated August 29, 2001, to the Articles of Incorporation (re-designation of MFS Capital
Opportunities Portfolio to PPI MFS Capital Opportunities Portfolio, MFS Emerging Equities Portfolio to PPI MFS
Emerging Equities Portfolio, MFS Research Growth Portfolio to PPI MFS Research Growth Portfolio, Scudder
International Growth Portfolio to PPI Scudder International Growth Portfolio, and T. Rowe Price Growth Equity
Portfolio to PPI T. Rowe Price Growth Equity Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 6
to the Company’s Form N-1A Registration Statement on August 30, 2001 and incorporated herein by reference.

(1)(c)
Articles Supplementary, dated August 29, 2001, to the Articles of Incorporation (increasing of authorized capital of the Corporation by five billion shares) – Filed as an Exhibit to Post-Effective Amendment No. 6 to the Company’s
Registration Statement on August 30, 2001 and incorporated herein by reference.

(1)(d)
Articles Supplementary, dated February 11, 2002, to the Articles of Incorporation (increasing of authorized Capital
Stock of the Corporation by two billion shares) – Filed as an Exhibit to Post-Effective Amendment No. 8 to the
Company’s Form N-1A Registration Statement on February 13, 2002 and incorporated herein by reference.

(1)(e)
Articles of Amendment, effective May 1, 2002, to the Articles of Incorporation (re-designation of the Company to
ING Partners, Inc. with corresponding name changes to each Portfolio) – Filed as an Exhibit to Post-Effective
Amendment No. 9 to the Company’s Form N-1A Registration Statement on April 30, 2002 and incorporated herein by reference.

(1)(f)
Articles of Amendment, effective December 16, 2002, to the Articles of Incorporation (re-designation of ING MFS
Emerging Equities Portfolio to ING Salomon Brothers Aggressive Growth Portfolio and ING Scudder International
Growth Portfolio to ING JPMorgan Fleming International Portfolio) – Filed as an Exhibit to Post-Effective
Amendment No. 17 to the Company’s Form N-1A Registration Statement on October 29, 2004 and incorporated herein by reference.

(1)(g)
Articles Supplementary, dated January 17, 2003, to the Articles of Incorporation (increasing the number of shares of
Capital Stock) – Filed as an Exhibit to Post-Effective Amendment No. 10 to the Company’s Form N-1A
Registration Statement on February 3, 2003 and incorporated herein by reference.

(1)(h)
Articles of Amendment, effective May 1, 2003, to the Articles of Incorporation (re-designation of ING MFS
Research Portfolio to ING MFS Research Equity Portfolio and ING Salomon Brothers Capital Portfolio to ING
Salomon Brothers Fundamental Value Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 11 to the
Company’s Form N-1A Registration Statement on April 30, 2003 and incorporated herein by reference.

(1)(i)
Articles of Amendment, effective January 23, 2004, to the Articles of Incorporation (re-designation of ING DSI
Enhanced Index Portfolio to ING Aeltus Enhanced Index Portfolio) – Filed as an Exhibit to Post-Effective
Amendment No. 12 to the Company’s Form N-1A Registration Statement on February 24, 2004 and incorporated herein by reference.

(1)(j)
Articles of Amendment, effective May 1, 2004, to the Articles of Incorporation (re-designation of ING UBS Tactical
Asset Allocation Portfolio to ING UBS U.S. Allocation Portfolio and ING MFS Research Equity Portfolio to ING
IBS U.S. Large Cap Equity Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 13 to the Company’s
Form N-1A Registration Statement on April 27, 2004 and incorporated herein by reference.

(1)(k)
Articles Supplementary, dated June 10, 2004, to the Articles of Incorporation (increasing the authorized Capital
Stock of the Corporation of ING Fidelity® VIP Contrafund® Portfolio, ING Fidelity® VIP Growth Portfolio, ING
Fidelity® VIP Equity Income Portfolio, and ING Fidelity® VIP Mid Cap Portfolio) – Filed as an Exhibit to
Post-Effective Amendment No. 14 to the Company’s Form N-1A Registration Statement on July 2, 2004 and
incorporated herein by reference.

(1)(l)
Articles Supplementary, effective November 1, 2004, to the Articles of Incorporation (creation of ING Oppenheimer
Strategic Income Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 17 to the Company’s Form
N-1A Registration Statement on October 29, 2004 and incorporated herein by reference.

(1)(m)
Articles of Amendment, effective November 8, 2004, to the Articles of Incorporation (re-designation of ING UBS
U.S. Allocation Portfolio to ING Van Kampen Equity and Income Portfolio, ING MFS Global Growth Portfolio to
ING Oppenheimer Global Portfolio, ING Alger Aggressive Growth Portfolio to ING T. Rowe Price Diversified Mid
Cap Growth Portfolio, ING Alger Growth Portfolio to ING American Century Select Portfolio, and ING Alger
Capital Appreciation Portfolio to ING Salomon Brothers Large Cap Growth Portfolio) – Filed as an Exhibit to
Post-Effective Amendment No. 17 to the Company’s Form N-1A Registration Statement on October 29, 2004 and
incorporated herein by reference.

(1)(n)
Articles Supplementary, dated August 20, 2001, to the Articles of Incorporation (creation of Initial Class Shares of
PPI MFS Emerging Equities Portfolio, PPI MFS Research Growth Portfolio, PPI MFS Capital Opportunities
Portfolio, PPI Scudder International Growth Portfolio and PPI T. Rowe Price Growth Equity Portfolio) – Filed as an
Exhibit to Post-Effective Amendment No. 17 to the Company’s Form N-1A Registration Statement on October 29,
2004 and incorporated herein by reference.

(1)(o)
Articles of Amendment, effective May 2, 2005, to the Articles of Incorporation (re-designation of ING Salomon
Brothers Investors Value Portfolio to ING American Century Large Company Value Portfolio and ING Aeltus
Enhanced Index Portfolio to ING Fundamental Research Portfolio) – Filed as an Exhibit to Post-Effective
Amendment No. 20 to the Company’s Form N-1A Registration Statement on April 1, 2005 and incorporated herein by reference.

(1)(p)
Articles Supplementary, dated March 30, 2005, to the Articles of Incorporation (creation of Initial Class Shares and
Adviser Class Shares of ING Solution 2015 Portfolio, ING Solution 2025 Portfolio, ING Solution 2035 Portfolio,
ING Solution 2045 Portfolio, and ING Solution Income Portfolio) – Filed as an Exhibit to Post-Effective
Amendment No. 21 to the Company’s Form N-1A Registration Statement on April 28, 2004 and incorporated herein by reference.

(1)(q)
Articles Supplementary, dated August 8, 2005, to the Articles of Incorporation (creation of Class T Shares of ING
Solution 2015 Portfolio, ING Solution 2025 Portfolio, ING Solution 2035 Portfolio, ING Solution 2045 Portfolio,
and ING Solution Income Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 23 to the Company’s
Form N-1A Registration Statement on August 12, 2005 and incorporated herein by reference.

(1)(r)
Articles Supplementary, dated November 23, 2005, to the Articles of Incorporation (creation of Initial Class,
Adviser Class, and Service Class Shares of ING Baron Asset Portfolio, ING Lord Abbett U.S. Government
Securities Portfolio, ING Neuberger Berman Partners Portfolio, ING Neuberger Berman Regency Portfolio, and
ING Pioneer High Yield Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 25 to the Company’s
Form N-1A Registration Statement on December 6, 2005 and incorporated herein by reference.

(1)(s)
Articles Supplementary, dated January 31, 2006, to the Articles of Incorporation (creation of Initial Class, Adviser
Class, and Service Class shares of ING UBS U.S. Small Cap Growth Portfolio) – Filed as an Exhibit to
Post-Effective Amendment No. 28 to the Company’s Form N-1A Registration Statement on April 27, 2006 and
incorporated herein by reference.

(1)(t)
Articles of Amendment, effective April 28, 2006, to the Articles of Incorporation (re-designation of ING American
Century Small Cap Value Portfolio to ING American Century Small-Mid Cap Value Portfolio, ING Columbia Small
Cap Value Portfolio to ING Columbia Small Cap Value II Portfolio, ING Goldman Sachs® Core Equity Portfolio to
ING Goldman Sachs® Structured Equity Portfolio, ING JPMorgan Fleming International Portfolio to ING
JPMorgan International Portfolio, ING Salomon Brothers Aggressive Growth Portfolio to ING Legg Mason Partners
Aggressive Growth Portfolio, and ING Salomon Brothers Large Cap Growth Portfolio to ING Legg Mason Partners
Large Cap Growth Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 28 to the Company’s Form
N-1A Registration Statement on April 27, 2006 and incorporated herein by reference.

(1)(u)
Articles of Amendment, effective August 7, 2006, to the Articles of Incorporation (re-designation of ING MFS
Capital Opportunities Portfolio to ING Thornburg Value Portfolio) – Filed as an Exhibit to Post-Effective
Amendment No. 29 to the Company’s Form N-1A Registration Statement on February 1, 2007 and incorporated herein by reference.

(1)(v)
Articles of Amendment, dated January 30, 2007, to the Articles of Incorporation (dissolution of ING Goldman
Sachs® Capital Growth Portfolio and ING Goldman Sachs® Structured Equity Portfolio) – Filed as an Exhibit to
Post-Effective Amendment No. 32 to the Company’s Form N-1A Registration Statement on April 27, 2007 and
incorporated herein by reference.

(1)(w)
Articles Supplementary, dated June 8, 2007, to the Articles of Incorporation (creation of Initial Class, Adviser Class, and Service Class shares of ING Solution Growth and Income Portfolio and ING Solution Growth Portfolio) – Filed
as an Exhibit to Post-Effective Amendment No. 33 to the Company’s Form N-1A Registration Statement on
June 28, 2007 and incorporated herein by reference.

(1)(x)
Articles of Amendment, effective August 20, 2007, to the Articles of Incorporation (re-designation of ING Davis
Venture Value Portfolio to ING Davis New York Venture Portfolio) – Filed as an Exhibit to Post-Effective
Amendment No. 36 to the Company’s Form N-1A Registration Statement on March 3, 2008 and incorporated herein by reference.

(1)(y)
Articles of Amendment, dated November 29, 2007, to the Articles of Incorporation (dissolution of ING Fundamental
Research Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 36 to the Company’s Form N-1A
Registration Statement on March 3, 2008 and incorporated herein by reference.

(1)(z)
Articles Supplementary, dated February 27, 2008, to the Articles of Incorporation (creation of Adviser Class, Initial
Class, Service Class, and Class T shares of ING Index Solution 2015 Portfolio, ING Index Solution 2025 Portfolio,
ING Index Solution 2035 Portfolio, ING Index Solution 2045 Portfolio, and ING Index Solution Income Portfolio)
– Filed as an Exhibit to Post-Effective Amendment No. 36 to the Company’s Form N-1A Registration Statement on
March 3, 2008 and incorporated herein by reference.

(1)(aa)
Articles Supplementary, dated January 16, 2009, to the Articles of Incorporation (creation of Service 2 Class shares of ING Partners, Inc.’s Portfolios) – Filed as an Exhibit to Post-Effective Amendment No. 41 to the Company’s
Form N-1A Registration Statement on February 20, 2009 and incorporated herein by reference.

(1)(bb)
Articles Supplementary, dated March 18, 2009, to the Articles of Incorporation (creation of Service 2 Class shares for ING Partners, Inc.’s Portfolios) – Filed as an Exhibit to Post-Effective Amendment No. 42 to the Company’s
Form N-1A Registration Statement on April 30, 2009 and incorporated herein by reference.

(1)(cc)
Articles of Amendment, effective May 1, 2009, to the Articles of Incorporation (re-designation of ING Columbia
Small Cap Value II Portfolio to ING Columbia Small Cap Value Portfolio) – Filed as an Exhibit to Post-Effective
Amendment No. 42 to the Company’s Form N-1A Registration Statement on April 30, 2009 and incorporated herein by reference.

(1)(dd)
Articles Supplementary, dated June 22, 2009, to the Articles of Incorporation (creation of Adviser Class, Initial
Class, Service Class, Service 2 Class, and Class T shares of ING Index Solution 2055 Portfolio and ING Solution
2055 Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 47 to the Company’s Form N-1A
Registration Statement on December 3, 2009 and incorporated herein by reference.

(1)(ee)
Articles of Amendment, dated July 29, 2009, to the Articles of Incorporation (dissolution of ING American Century
Large Company Value Portfolio and ING Neuberger Berman Partners Portfolio) – Filed as an Exhibit to
Post-Effective Amendment No. 49 to the Company’s Form N-1A Registration Statement on April 29, 2010 and
incorporated herein by reference.

(1)(ff)
Articles Supplementary, dated March 19, 2010, to the Articles of Incorporation (creation of Adviser Class, Initial
Class, Service Class, and Service 2 Class shares of ING Solution Aggressive Growth Portfolio and ING Solution
Conservative Portfolio, and Service 2 Class shares of ING Solution Growth and Income Portfolio and ING Solution
Growth Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 49 to the Company’s Form N-1A
Registration Statement on April 29, 2010 and incorporated herein by reference.

(1)(gg)
Articles of Amendment, effective April 30, 2010, to the Articles of Incorporation (re-designation of ING Legg
Mason Partners Aggressive Growth Portfolio to ING Legg Mason ClearBridge Aggressive Growth Portfolio, ING
Oppenheimer Strategic Income Portfolio to ING Oppenheimer Global Strategic Income Portfolio, and ING Solution
Growth and Income Portfolio to ING Solution Moderate Portfolio) – Filed as an Exhibit to Post-Effective
Amendment No. 49 to the Company’s Form N-1A Registration Statement on April 29, 2010 and incorporated herein by reference.

(1)(hh)
Articles of Amendment, dated September 8, 2010, to the Articles of Incorporation (dissolution of ING Baron Asset
Portfolio and ING Fidelity® VIP Growth Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 51 to
the Company’s Form N-1A Registration Statement on April 26, 2011 and incorporated herein by reference.

(1)(ii)
Articles of Amendment, effective January 21, 2011, to the Articles of Incorporation (re-designation of ING
Oppenheimer Global Strategic Income Portfolio to ING Global Bond Portfolio) – Filed as an Exhibit to
Post-Effective Amendment No. 51 to the Company’s Form N-1A Registration Statement on April 26, 2011 and
incorporated herein by reference.

(1)(jj)
Articles of Amendment, dated February 17, 2011, to the Articles of Incorporation (dissolution of ING Legg Mason
ClearBridge Aggressive Growth Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 51 to the
Company’s Form N-1A Registration Statement on April 26, 2011 and incorporated herein by reference.

(1)(kk)
Articles of Amendment, effective April 29, 2011, to the Articles of Incorporation (re-designation of ING Columbia
Small Cap Value Portfolio to ING Columbia Small Cap Value II Portfolio, ING Van Kampen Comstock Portfolio to
ING Invesco Van Kampen Comstock Portfolio, and ING Van Kampen Equity and Income Portfolio to ING Invesco
Van Kampen Equity and Income Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 51 to the
Company’s Form N-1A Registration Statement on April 26, 2011 and incorporated herein by reference.

(1)(ll)
Articles Supplementary, dated August 19, 2011, to the Articles of Incorporation (creation of Adviser Class, Initial
Class, Service Class, Service 2 Class, and Class T shares of ING Index Solution 2020 Portfolio, ING Index Solution
2030 Portfolio, ING Index Solution 2040 Portfolio, ING Index Solution 2050 Portfolio, ING Solution 2020
Portfolio, ING Solution 2030 Portfolio, ING Solution 2040 Portfolio, and ING Solution 2050 Portfolio) – Filed as
an Exhibit to Post-Effective Amendment No. 54 to the Company’s Form N-1A Registration Statement on
September 27, 2011 and incorporated herein by reference.

(1)(mm)
Articles of Amendment, dated September 23, 2011, to the Articles of Incorporation (dissolution of Adviser Class shares of ING Pioneer High Yield Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 56 to the
Company’s Form N-1A Registration Statement on February 10, 2012 and incorporated herein by reference.

(1)(nn)
Articles of Amendment, dated January 27, 2012, to the Articles of Incorporation (dissolution of Service 2 Class shares of ING Global Bond Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 57 to the Company’s
Form N-1A Registration Statement on April 23, 2012 and incorporated herein by reference.

(1)(oo)
Articles of Amendment, effective April 30, 2012, to the Articles of Incorporation (re-designation of ING Baron
Small Cap Growth Portfolio to ING Baron Growth Portfolio) – Filed as an Exhibit to Post-Effective Amendment
No. 59 to the Company’s Form N-1A Registration Statement on February 7, 2013 and incorporated herein by reference.

(1)(pp)
Articles of Amendment, effective November 17, 2012, to the Articles of Incorporation (re-designation of ING
Thornburg Value Portfolio to ING Growth and Income Core Portfolio) – Filed as an Exhibit to Post-Effective
Amendment No. 59 to the Company’s Form N-1A Registration Statement on February 7, 2013 and incorporated herein by reference.

(1)(qq)
Articles Supplementary, dated February 28, 2013, to the Articles of Incorporation (creation of Adviser Class, Initial
Class, Service Class, and Service 2 Class shares of ING Solution Aggressive Portfolio) – Filed as an Exhibit to
Post-Effective Amendment No. 60 to the Company’s Form N-1A Registration Statement on April 29, 2013 and
incorporated herein by reference.

(1)(rr)
Articles of Amendment, dated April 22, 2013, to the Articles of Incorporation (dissolution of ING Growth and
Income Core Portfolio and ING UBS U.S. Large Cap Equity Portfolio) – Filed as an Exhibit to Post-Effective
Amendment No. 60 to the Company’s Form N-1A Registration Statement on April 29, 2013 and incorporated herein by reference.

(1)(ss)
Articles of Amendment, effective April 30, 2013, to the Articles of Incorporation (re-designation of ING Davis New
York Venture Portfolio to ING Columbia Contrarian Core Portfolio, ING Invesco Van Kampen Comstock Portfolio
to ING Invesco Comstock Portfolio, ING Invesco Van Kampen Equity and Income Portfolio to ING Invesco Equity
and Income Portfolio, ING Solution Aggressive Growth Portfolio to ING Solution Moderately Aggressive Portfolio,
ING Solution Growth Portfolio to ING Solution Balanced Portfolio, and ING Solution Moderate Portfolio to ING
Solution Moderately Conservative Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 60 to the
Company’s Form N-1A Registration Statement on April 29, 2013 and incorporated herein by reference.

(1)(tt)
Articles of Amendment, dated June 7, 2013, to the Articles of Incorporation (dissolution of Service 2 Class shares of ING Fidelity® VIP Contrafund® Portfolio and ING Fidelity® VIP Equity-Income Portfolio) – Filed as an
Exhibit to Post-Effective Amendment No. 64 to the Company’s Form N-1A Registration Statement on April 25,
2014 and incorporated herein by reference.

(1)(uu)
Articles of Amendment, effective May 1, 2014, to the Articles of Incorporation (re-designation of ING Partners, Inc.
to Voya Partners, Inc. with corresponding name changes for all ING Partners, Inc. Portfolios and ING PIMCO Total
Return Portfolio to VY® PIMCO Bond Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 64 to the
Company’s Form N-1A Registration Statement on April 25, 2014 and incorporated herein by reference.

(1)(vv)
Articles of Amendment, effective December 12, 2014, to the Articles of Incorporation (re-designation of VY®
PIMCO Bond Portfolio to Voya Aggregate Bond Portfolio) – Filed as an Exhibit to Post-Effective Amendment No.
67 to the Company’s Form N-1A Registration Statement on February 5, 2015 and incorporated herein by reference.

(1)(ww)
Articles Supplementary, dated January 14, 2015, to the Articles of Incorporation (creation of Adviser Class, Initial
Class, Service Class, and Service 2 Class of Voya Index Solution 2060 Portfolio and Adviser Class, Initial Class,
Service Class, Service 2 Class, and Class T shares of Voya Solution 2060 Portfolio) – Filed as an Exhibit to
Post-Effective Amendment No. 67 to the Company’s Form N-1A Registration Statement on February 5, 2015 and
incorporated herein by reference.

(1)(xx)
Articles Supplementary, dated April 7, 2015, to the Articles of Incorporation (designation of Class Z shares for Voya
Index Solution Portfolios) – Filed as an Exhibit to Post-Effective Amendment No. 70 to the Company’s Form N-1A
Registration Statement on April 24, 2015 and incorporated herein by reference.

(1)(yy)
Articles of Amendment, dated June 26, 2015, to the Articles of Incorporation (dissolution of Service 2 Class shares of VY® Fidelity® VIP Mid Cap Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 72 to the
Company’s Form N-1A Registration Statement on February 12, 2016 and incorporated herein by reference.

(1)(zz)
Articles Supplementary, dated June 26, 2015, to the Articles of Incorporation (designation of Service Class shares for Voya Solution Moderately Aggressive Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 72 to
the Company’s Form N-1A Registration Statement on February 12, 2016 and incorporated herein by reference.

(1)(aaa)
Articles of Amendment, dated October 7, 2015, to the Articles of Incorporation (dissolution of Voya Aggregate
Bond Portfolio, Voya Index Solution 2015 Portfolio, and Voya Solution 2015 Portfolio) – Filed as an Exhibit to
Post-Effective Amendment No. 72 to the Company’s Form N-1A Registration Statement on February 12, 2016 and
incorporated herein by reference.

(1)(bbb)
Articles Supplementary, dated April 12, 2016, to the Articles of Incorporation (creation of Class R6 shares of certain
Voya Partners, Inc.’s. Portfolios) – Filed as an Exhibit to Post-Effective Amendment No. 73 to the Company’s Form
N-1A Registration Statement on April 27, 2016 and incorporated herein by reference.

(1)(ccc)
Certificate of Correction, dated May 16, 2016, of Articles Supplementary, dated April 12, 2016, to the Articles of
Incorporation (correction of typographical error with respect to the number of shares of Capital Stock of Class R6 shares and including Class R6 shares of VY® JPMorgan Mid Cap Value Portfolio) – Filed as an Exhibit to
Post-Effective Amendment No. 76 to the Company’s Form N-1A Registration Statement on April 26, 2017 and
incorporated herein by reference.

(1)(ddd)
Articles of Amendment, dated September 26, 2016, to the Articles of Incorporation (dissolution of VY® Fidelity®
VIP Contrafund® Portfolio, VY® Fidelity® VIP Equity-Income Portfolio, and VY® Fidelity® VIP Mid Cap
Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 76 to the Company’s Form N-1A Registration
Statement on April 26, 2017 and incorporated herein by reference.

(1)(eee)
Articles Supplementary, dated September 28, 2016, to the Articles of Incorporation (re-classification of unissued shares of classified Capital Stock of Class T shares of Voya Index Solution Portfolios) – Filed as an Exhibit to
Post-Effective Amendment No. 76 to the Company’s Form N-1A Registration Statement on April 26, 2017 and
incorporated herein by reference.

(1)(fff)
Articles Supplementary, dated November 26, 2018, to the Articles of Incorporation (re-classification of unissued shares of classified Capital Stock of Service 2 Class shares of VY® Pioneer High Yield Portfolio) – Filed as an
Exhibit to Post-Effective Amendment No. 82 to the Company’s Form N-1A Registration Statement on February 13,
2019 and incorporated herein by reference.

(1)(ggg)
Articles of Amendment, effective May 1, 2019, to the Articles of Incorporation (re-designation of VY® Templeton
Foreign Equity Portfolio to Voya International High Dividend Low Volatility Portfolio) – Filed as an Exhibit to
Post-Effective Amendment No. 83 to the Company’s Form N-1A Registration Statement on April 25, 2019 and
incorporated herein by reference.

(1)(hhh)
Articles of Amendment, dated May 3, 2007, to the Articles of Incorporation (dissolution of ING American Century
Select Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 86 to the Company’s Form N-1A
Registration Statement on April 29, 2020 and incorporated herein by reference.

(1)(iii)
Articles of Amendment, dated April 28, 2008, to the Articles of Incorporation (dissolution of ING JPMorgan
International Portfolio, ING Legg Mason Partners Large Cap Growth Portfolio, ING Lord Abbett U.S. Government
Securities Portfolio, and ING Neuberger Berman Regency Portfolio – Filed as an Exhibit to Post-Effective
Amendment No. 86 to the Company’s Form N-1A Registration Statement on April 29, 2020 and incorporated herein by reference.

(1)(jjj)
Articles of Amendment, dated September 12, 2008, to the Articles of Incorporation (dissolution of ING UBS
U.S. Small Cap Growth Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 86 to the Company’s
Form N-1A Registration Statement on April 29, 2020 and incorporated herein by reference.

(1)(kkk)
Articles of Amendment, dated December 4, 2008, to the Articles of Incorporation (dissolution of ING OpCap
Balanced Value Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 86 to the Company’s Form N-1A
Registration Statement on April 29, 2020 and incorporated herein by reference.

(1)(lll)
Articles of Amendment, effective June 27, 2019, to the Articles of Incorporation (VY® Oppenheimer Global
Portfolio name change to VY® Invesco Oppenheimer Global Portfolio) – Filed as an Exhibit to Post-Effective
Amendment No. 86 to the Company’s Form N-1A Registration Statement on April 29, 2020 and incorporated herein by reference.

(1)(mmm)
Articles of Amendment, dated September 4, 2019, to the Articles of Incorporation (dissolution of VY® Pioneer
High Yield Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 86 to the Company’s Form N-1A
Registration Statement on April 29, 2020 and incorporated herein by reference.

(1)(nnn)
Articles Supplementary, dated September 27, 2019, to the Articles of Incorporation (increase Class Z shares of
Capital Stock for Voya Index Solution 2025 Portfolio and Voya Index Solution 2035 Portfolio) – Filed as an Exhibit
to Post-Effective Amendment No. 86 to the Company’s Form N-1A Registration Statement on April 29, 2020 and
incorporated herein by reference.

(1)(ooo)
Articles Supplementary, dated April 3, 2020, to the Articles of Incorporation (creation of Adviser Class, Initial
Class, Service Class, Service 2 Class, and Class Z shares of Voya Index Solution 2065 Portfolio and Adviser Class,
Initial Class, Service Class, Service 2 Class, and Class T shares of Voya Solution 2065 Portfolio) – Filed as an
Exhibit to Post-Effective Amendment No. 86 to the Company’s Form N-1A Registration Statement on April 29,
2020 and incorporated herein by reference.

(1)(ppp)
Articles of Amendment, dated October 12, 2020, to the Articles of Incorporation (dissolution of Voya Index
Solution 2020 Portfolio and Voya Solution 2020 Portfolio) – Filed as an Exhibit to Post-Effective Amendment No.
89 to the Company’s Form N-1A Registration Statement on April 26, 2021 and incorporated herein by reference.

(1)(qqq)
Articles of Amendment, effective May 1, 2021, to the Articles of Incorporation (VY® Invesco Oppenheimer Global
Portfolio name change to VY® Invesco Global Portfolio) – Filed as an Exhibit to Post-Effective Amendment No.
89 to the Company’s Form N-1A Registration Statement on April 26, 2021 and incorporated herein by reference.

(1)(rrr)
Articles Supplementary, dated April 26, 2021, to the Articles of Incorporation (increase Class Z shares of Capital
Stock of Voya Index Solution Income Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 89 to the
Company’s Form N-1A Registration Statement on April 26, 2021 and incorporated herein by reference.

(1)(sss)
Articles Supplementary, dated June 9, 2022, to the Articles of Incorporation (increase Class Z shares of Capital
Stock of Voya Index Solution 2045 Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 93 to the
Company’s Form N-1A Registration Statement on April 26, 2023 and incorporated herein by reference.

(1)(ttt)
Articles Supplementary, dated March 21, 2023, to the Articles of Incorporation (re-classification of unissued shares of classified Capital Stock of Class R6 and Service 2 Class shares) – Filed as an Exhibit to Post-Effective
Amendment No. 95 to the Company’s Form N-1A Registration Statement on April 26, 2024 and incorporated herein by reference.

(1)(uuu)
Articles of Amendment, dated March 19, 2024, to the Articles of Incorporation (inserting new Conversion or
Exchange of Rights subsection) – Filed as an Exhibit to Post-Effective Amendment No. 95 to the Company’s Form
N-1A Registration Statement on April 26, 2024 and incorporated herein by reference.

(1)(vvv)
Articles of Amendment, dated March 19, 2024, to the Articles of Incorporation (amended and replaced Liquidation and Redemption by the Corporation subsections) – Filed as an Exhibit to Post-Effective Amendment No. 95 to the
Company’s Form N-1A Registration Statement on April 26, 2024 and incorporated herein by reference.

(1)(www)
Articles Supplementary, dated July 31, 2024, to the Articles of Incorporation (re-classification of unissued shares of classified Capital Stock of Class T shares of Target Date Voya Solution Portfolios and Voya Solution Income
Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 96 to the Company’s Form N-1A Registration
Statement on February 5, 2025 and incorporated herein by reference.

(1)(xxx)
Articles of Amendment, dated October 31, 2024, to the Articles of Incorporation (dissolution of Voya Solution
Moderately Conservative Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 96 to the Company’s
Form N-1A Registration Statement on February 5, 2025 and incorporated herein by reference.

(1)(yyy)
Articles Supplementary, dated May 1, 2025, to the Articles of Incorporation (creation of Adviser Class, Initial Class,
Service Class, Service 2 Class, and Class Z shares of Voya Index Solution 2070 Portfolio and Adviser Class, Initial
Class, Service Class, and Service 2 Class shares of Voya Solution 2070 Portfolio) – Filed as an Exhibit to
Post-Effective Amendment No. 96 to the Company’s Form N-1A Registration Statement on February 5, 2025 and
incorporated herein by reference.

(1)(zzz)
Articles of Amendment, dated August 8, 2025, to the Articles of Incorporation (dissolution of Voya Index Solution
2025 Portfolio and Voya Solution 2025 Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 99 to the
Company’s Form N-1A Registration Statement on April 27, 2026 and incorporated herein by reference.

(1)(aaaa)
Articles of Amendment, dated November 21, 2025, to the Articles of Incorporation (dissolution of VY® T. Rowe
Price Growth Equity Portfolio) – Filed as an Exhibit to Post-Effective Amendment No. 99 to the Company’s Form
N-1A Registration Statement on April 27, 2026 and incorporated herein by reference.

(2)
The Company’s By-laws dated March 18, 2018 – Filed as an Exhibit to Post-Effective Amendment No. 83 to the
Company’s Form N-1A Registration Statement on April 25, 2019 and incorporated herein by reference.

(3)	Not applicable.
(4)
Form of Agreement and Plan of Reorganization between Voya Partners, Inc., on behalf of its series, Voya Solution
Moderately Aggressive Portfolio, and Voya Partners, Inc., on behalf of its series, Voya Solution Aggressive Portfolio
– Attached as Appendix A to the Combined Information Statement/Prospectus.

(5)
Instruments Defining Rights of Security Holders (set forth in the Articles of Incorporation which are incorporated by reference) – Filed as an Exhibit to the Company’s initial Form N-1A Registration Statement on July 31, 1997 and incorporated herein by reference.

(6)(a)
Investment Management Agreement, dated May 1, 2017, between the Company and Voya Investments, LLC – Filed as an Exhibit to Post-Effective Amendment No. 76 to the Company’s Form N-1A Registration Statement on
April 26, 2017 and incorporated herein by reference.

(6)(a)(i)
Fee Waiver Letter, dated May 1, 2025, between Voya Investments, LLC and the Company with regard to VY®
Columbia Contrarian Core Portfolio, VY® Invesco Equity and Income Portfolio, and VY® JPMorgan Mid Cap
Value Portfolio for the period from May 1, 2025 through May 1, 2026 – Filed as an Exhibit to Post-Effective
Amendment No. 97 to the Company’s Form N-1A Registration Statement on April 29. 2025 and incorporated herein by reference.

(6)(a)(ii)
Fee Waiver Letter, dated May 1, 2025, between Voya Investments, LLC and the Company with regard to VY® T.
Rowe Price Growth Equity Portfolio for the period from May 1, 2025 through May 1, 2026 – Filed as an Exhibit to
Post-Effective Amendment No. 97 to the Company’s Form N-1A Registration Statement on April 29. 2025 and
incorporated herein by reference.

(6)(a)(iii)
Fee Waiver Letter, dated May 1, 2025, between Voya Investments, LLC and the Company with regard to Voya
Global Bond Portfolio, Voya Global Insights Portfolio, and VY® Columbia Small Cap Value II Portfolio for the
period from May 1, 2025 through May 1, 2026 – Filed as an Exhibit to Post-Effective Amendment No. 97 to the
Company’s Form N-1A Registration Statement on April 29. 2025 and incorporated herein by reference.

(6)(a)(iv)
Amended Schedule A, effective May 1, 2025, to the Investment Management Agreement, dated May 1, 2017, between the Company and Voya Investments, LLC – Filed as an Exhibit to Post-Effective Amendment No. 96 to
the Company’s Form N-1A Registration Statement on February 5, 2025 and incorporated herein by reference.

(6)(a)(v)
Amended Schedule B and Amended Schedule C, effective September 2020, to the Amended and Restated
Investment Management Agreement, dated May 1, 2017, between the Company and Voya Investments, LLC – Filed as an Exhibit to Post-Effective Amendment No. 89 to the Company’s Form N-1A Registration Statement on
April 26, 2021 and incorporated herein by reference.

(6)(b)
Sub-Advisory Agreement, effective May 1, 2017, between Voya Investments, LLC and American Century
Investment Management, Inc. – Filed as an Exhibit to Post-Effective Amendment No. 76 to the Company’s Form
N-1A Registration Statement on April 26, 2017 and incorporated herein by reference.

(6)(c)
Sub-Advisory Agreement, effective May 1, 2017, between Voya Investments, LLC and BAMCO, Inc. – Filed as an
Exhibit to Post-Effective Amendment No. 76 to the Company’s Form N-1A Registration Statement on April 26,
2017 and incorporated herein by reference.

(6)(c)(i)
Termination letter, effective July 17, 2026, to Sub-Advisory Agreement effective May 1, 2017, between Voya
Investments, LLC and BAMCO, Inc. (VY Baron Growth Portfolio) – Filed as an Exhibit to Post-Effective
Amendment No. 99 to the Company’s Form N-1A Registration Statement on April 27, 2026 and incorporated herein by reference.

(6)(d)
Sub-Advisory Agreement, effective May 1, 2017, between Voya Investments, LLC and Columbia Management
Investment Advisers, LLC – Filed as an Exhibit to Post-Effective Amendment No. 76 to the Company’s Form N-1A
Registration Statement on April 26, 2017 and incorporated herein by reference.

(6)(d)(i)
First Amendment, dated August 24, 2018, to the Sub-Advisory Agreement, effective May 1, 2017, between Voya
Investments, LLC and Columbia Management Investment Advisers, LLC – Filed as an Exhibit to Post-Effective
Amendment No. 82 to the Company’s Form N-1A Registration Statement on February 13, 2019 and incorporated herein by reference.

(6)(d)(ii)
Second Amendment, dated December 1, 2022, to the Sub-Advisory Agreement, effective May 1, 2017, as amended
August 24, 2018, between Voya Investments, LLC and Columbia Management Investment Advisers, LLC – Filed as
an Exhibit to Post-Effective Amendment No. 93 to the Company’s Form N-1A Registration Statement on April 26,
2023 and incorporated herein by reference.

(6)(e)
Sub-Advisory Agreement, effective May 1, 2017, between Voya Investments, LLC and Invesco Advisers, Inc. –
Filed as an Exhibit to Post-Effective Amendment No. 76 to the Company’s Form N-1A Registration Statement on
April 26, 2017 and incorporated herein by reference.

(6)(e)(i)
Amended schedule A, effective January 1, 2021, to the Sub-Advisory Agreement, effective May 1, 2017, between
Voya Investments, LLC and Invesco Advisers, Inc. – Filed as an Exhibit to Post-Effective Amendment No. 89 to the
Company’s Form N-1A Registration Statement on April 26, 2021 and incorporated herein by reference.

(6)(f)
Sub-Advisory Agreement, effective May 1, 2017, between Voya Investments, LLC and J.P. Morgan Investment
Management, Inc. – Filed as an Exhibit to Post-Effective Amendment No. 76 to the Company’s Form N-1A
Registration Statement on April 26, 2017 and incorporated herein by reference.

(6)(f)(i)
Amended Schedule A, effective December 1, 2022, to the Sub-Advisory Agreement, effective May 1, 2017, between
Voya Investments, LLC and J.P. Morgan Investment Management Inc. – Filed as an Exhibit to Post-Effective
Amendment No. 93 to the Company’s Form N-1A Registration Statement on April 26, 2023 and incorporated herein by reference.

(6)(g)
Sub-Advisory Agreement, effective May 1, 2017, between Voya Investments, LLC and T. Rowe Price Associates,
Inc. – Filed as an Exhibit to Post-Effective Amendment No. 76 to the Company’s Form N-1A Registration
Statement on April 26, 2017 and incorporated herein by reference.

(6)(g)(i)
First Amendment, effective January 1, 2018, to the Sub-Advisory Agreement, effective May 1, 2017, between Voya
Investments, LLC and T. Rowe Price Associates, Inc. – Filed as an Exhibit to Post-Effective Amendment No. 79 to
the Company’s Form N-1A Registration Statement on April 25, 2018 and incorporated herein by reference.

(6)(g)(ii)
Amended Schedule A, effective November 21, 2025, to the Sub-Advisory Agreement, effective May 1, 2017, between Voya Investments, LLC and T. Rowe Price Associates, Inc. – Filed as an Exhibit to Post-Effective
Amendment No. 99 to the Company’s Form N-1A Registration Statement on April 27, 2026 and incorporated herein by reference.

(6)(h)
Sub-Advisory Agreement, effective May 1, 2017, between Voya Investments, LLC and Voya Investment
Management Co. LLC – Filed as an Exhibit to Post-Effective Amendment No. 76 to the Company’s Form N-1A
Registration Statement on April 26, 2017 and incorporated herein by reference.

(6)(h)(i)
Amended Schedule A, dated October 9, 2024, to the Sub-Advisory Agreement, effective May 1, 2017, between
Voya Investments, LLC and Voya Investment Management Co. LLC – Filed as an Exhibit to Post-Effective
Amendment No. 97 to the Company’s Form N-1A Registration Statement on April 29. 2025 and incorporated herein by reference.

(6)(h)(ii)
Termination letter, effective July 10, 2026, to Sub-Advisory Agreement effective May 1, 2017, between Voya
Investments, LLC and Voya Investment Management Co. LLC (Voya Solution Moderately Aggressive Portfolio) –
Filed as an Exhibit to Post-Effective Amendment No. 99 to the Company’s Form N-1A Registration Statement on
April 27, 2026 and incorporated herein by reference.

(6)(i)
Sub-Advisory Agreement, effective May 1, 2017, between Voya Investments, LLC and Voya Investment
Management Co. LLC – Filed as an Exhibit to Post-Effective Amendment No. 76 to the Company’s Form N-1A
Registration Statement on April 26, 2017 and incorporated herein by reference.

(6)(i)(i)
Amended Schedule A, effective May 1, 2025, to the Sub-Advisory Agreement, effective May 1, 2017, between
Voya Investments, LLC and Voya Investment Management Co. LLC – Filed as an Exhibit to Post-Effective
Amendment No. 96 to the Company’s Form N-1A Registration Statement on February 5, 2025 and incorporated herein by reference.

(6)(j)
Expense Limitation Agreement, effective May 1, 2025, between Voya Investments, LLC and the Company – Filed as an Exhibit to Post-Effective Amendment No. 99 to the Company’s Form N-1A Registration Statement on
April 27, 2026 and incorporated herein by reference.

(6)(j)(i)
Amended Schedule A, effective May 1, 2026, to the Expense Limitation Agreement, effective May 1, 2026, between Voya Investments, LLC and the Company – Filed as an Exhibit to Post-Effective Amendment No. 99 to
the Company’s Form N-1A Registration Statement on April 27, 2026 and incorporated herein by reference.

(6)(k)
Expense Limitation Agreement, effective May 1, 2017, between Voya Investments, LLC and the Company – Filed as an Exhibit to Post-Effective Amendment No. 76 to the Company’s Form N-1A Registration Statement on
April 26, 2017 and incorporated herein by reference.

(6)(k)(i)
Amended Schedule A, effective May 1, 2025, to the Expense Limitation Agreement, effective May 1, 2017, between Voya Investments, LLC and the Company – Filed as an Exhibit to Post-Effective Amendment No. 96 to
the Company’s Form N-1A Registration Statement on February 5, 2025 and incorporated herein by reference.

(6)(k)(ii)
Fee Waiver Letter, dated May 1, 2025, between Voya Investments, LLC and the Company with regard to Voya
Solution 2070 Portfolio for the period from May 1, 2025 through May 1, 2026 – Filed as an Exhibit to
Post-Effective Amendment No. 96 to the Company’s Form N-1A Registration Statement on February 5, 2025 and
incorporated herein by reference.

(6)(k)(iii)
Fee Waiver Letter, dated May 1, 2025, between Voya Investments, LLC and the Company with regard to Voya
Solution 2025 – 2065 Portfolios for the period from May 1, 2025 through May 1, 2026 – Filed as an Exhibit to
Post-Effective Amendment No. 97 to the Company’s Form N-1A Registration Statement on April 29. 2025 and
incorporated herein by reference.

(6)(l)
Expense Limitation Agreement, effective October 1, 2022, between Voya Investments, LLC and the Company –
Filed as an Exhibit to Post-Effective Amendment No. 93 to the Company’s Form N-1A Registration Statement on
April 26, 2023 and incorporated herein by reference.

(6)(l)(i)
Amended Schedule A, effective May 1, 2025, to the Expense Limitation Agreement, effective October 1, 2022, between Voya Investments, LLC and the Company – Filed as an Exhibit to Post-Effective Amendment No. 96 to
the Company’s Form N-1A Registration Statement on February 5, 2025 and incorporated herein by reference.

(6)(m)
Fee Waiver Letter, dated May 1, 2025, between Voya Investments, LLC and the Company with regard to VY®
Invesco Comstock Portfolio for the period from May 1, 2025 through May 1, 2026 – Filed as an Exhibit to
Post-Effective Amendment No. 97 to the Company’s Form N-1A Registration Statement on April 29. 2025 and
incorporated herein by reference.

(6)(n)
Fee Waiver Letter, dated May 1, 2025, between Voya Investments, LLC and the Company with regard to VY®
Columbia Contrarian Core Portfolio for the period from May 1, 2025 through May 1, 2026 – Filed as an Exhibit to
Post-Effective No. 97 to the Company’s Form N-1A Registration Statement on April 29, 2025 and incorporated herein by reference.

(7)(a)
Distribution Agreement, effective November 18, 2014, between the Company and Voya Investments Distributor,
LLC – Filed as an Exhibit to Post-Effective Amendment No. 67 to the Company’s Form N-1A Registration
Statement on February 5, 2015 and incorporated herein by reference.

(7)(a)(i)
Amended Schedule A, effective May 1, 2025, to the Distribution Agreement, effective November 18, 2014, between the Company and Voya Investments Distributor, LLC – Filed as an Exhibit to Post-Effective Amendment No. 96 to
the Company’s Form N-1A Registration Statement on February 5, 2025 and incorporated herein by reference.

(8)
Deferred Compensation Plan for Independent Directors as amended and restated January 23, 2026 – Filed as an
Exhibit to Post-Effective Amendment No. 99 to the Company’s Form N-1A Registration Statement on April 27,
2026 and incorporated herein by reference.

(9)(a)
Custody Agreement, dated January 6, 2003, between the Company and The Bank of New York Mellon (formerly,
The Bank of New York) – Filed as an Exhibit to Post-Effective Amendment No. 37 to the Company’s Form N-1A
Registration Statement on April 25, 2008 and incorporated herein by reference.

(9)(a)(i)
Amendment, dated January 1, 2019, to the Custody Agreement, dated January 6, 2003, as amended January 1, 2019, between the Company and The Bank of New York Mellon – Filed as an Exhibit to Post-Effective Amendment No.
83 to the Company’s Form N-1A Registration Statement on April 25, 2019 and incorporated herein by reference.

(9)(a)(ii)
Amendment, effective November 21, 2022, to the Custody Agreement, dated January 6, 2003, between the
Company and The Bank of New York Mellon – Filed as an Exhibit to Post-Effective Amendment No. 93 to the
Company’s Form N-1A Registration Statement on April 26, 2023 and incorporated herein by reference.

(9)(a)(iii)
Amended Exhibit A, dated December 12, 2025, to the Custody Agreement, dated January 6, 2003, between the
Company and The Bank of New York Mellon – Filed as an Exhibit to Post-Effective Amendment No. 99 to the
Company’s Form N-1A Registration Statement on April 27, 2026 and incorporated herein by reference.

(9)(b)
Foreign Custody Manager Agreement, dated January 6, 2003, between the Company and The Bank of New York
Mellon – Filed as an Exhibit to Post-Effective Amendment No. 37 to the Company’s Form N-1A Registration
Statement on April 25, 2008 and incorporated herein by reference.

(9)(b)(i)
Amended Exhibit A, dated December 12, 2025, to the Foreign Custody Manager Agreement, dated January 6, 2003, between the Company and The Bank of New York Mellon – Filed as an Exhibit to Post-Effective Amendment No.
99 to the Company’s Form N-1A Registration Statement on April 27, 2026 and incorporated herein by reference.

(9)(b)(ii)
Amendment, dated July 21, 2021, to the Foreign Custody Manager Agreement, dated January 6, 2003, between the
Company and The Bank of New York Mellon – Filed as an Exhibit to Post-Effective Amendment No. 91 to the
Company’s Form N-1A Registration Statement on April 27, 2022 and incorporated herein by reference.

(9)(b)(iii)
Amendment, dated July 13, 2021, to the Foreign Custody Manager Agreement, dated January 6, 2003, between the
Company and The Bank of New York Mellon – Filed as an Exhibit to Post-Effective Amendment No. 91 to the
Company’s Form N-1A Registration Statement on April 27, 2022 and incorporated herein by reference.

(9)(b)(iv)
Amendment, dated September 6, 2012, to the Foreign Custody Manager Agreement, dated January 6, 2003, between the Company and The Bank of New York Mellon – Filed as an Exhibit to Post-Effective Amendment No. 91 to the
Company’s Form N-1A Registration Statement on April 27, 2022 and incorporated herein by reference.

(9)(c)
Fund Accounting Agreement, dated January 6, 2003, between the Company and The Bank of New York Mellon –
Filed as an Exhibit to Post-Effective Amendment No. 37 to the Company’s Form N-1A Registration Statement on
April 25, 2008 and incorporated herein by reference.

(9)(c)(i)
Amended Exhibit A, dated December 12, 2025, to the Fund Accounting Agreement, dated January 6, 2003, between the Company and The Bank of New York Mellon – Filed as an Exhibit to Post-Effective Amendment No. 99 to the
Company’s Form N-1A Registration Statement on April 27, 2026 and incorporated herein by reference.

(9)(c)(ii)
Amendment, effective November 21, 2022, to the Fund Accounting Agreement, dated January 6, 2003, between the
Company and The Bank of New York Mellon – Filed as an Exhibit to Post-Effective Amendment No. 93 to the
Company’s Form N-1A Registration Statement on April 26, 2023 and incorporated herein by reference.

(9)(c)(iii)
Amendment, dated January 1, 2019, to the Fund Accounting Agreement, dated January 6, 2003, between the
Company and The Bank of New York Mellon – Filed as an Exhibit to Post-Effective Amendment No. 83 to the
Company’s Form N-1A Registration Statement on April 25, 2019 and incorporated herein by reference.

(9)(c)(iv)
Investment Company Reporting Modernization Services Amendment, dated February 1, 2018, to the Fund
Accounting Agreement, dated January 6, 2003, between the Company and The Bank of New York Mellon – Filed as an Exhibit to Post-Effective Amendment No. 79 to the Company’s Form N-1A Registration Statement on
April 25, 2018 and incorporated herein by reference.

(10)(a)
Fourth Amended and Restated Plan of Distribution pursuant to Rule 12b-1 of the Company regarding Adviser Class shares, effective November 16, 2023 – Filed as an Exhibit to Post-Effective Amendment No. 95 to the Company’s
Form N-1A Registration Statement on April 26, 2024 and incorporated herein by reference.

(10)(a)(i)
Amended Schedule A, dated May 1, 2025, to Fourth Amended and Restated Plan of Distribution pursuant to
Rule 12b-1 of the Company regarding Adviser Class shares, effective November 16, 2023 – Filed as an Exhibit to
Post-Effective Amendment No. 96 to the Company’s Form N-1A Registration Statement on February 5, 2025 and
incorporated herein by reference.

(10)(b)
Fifth Amended and Restated Plan of Distribution pursuant to Rule 12b-1 of the Company regarding Adviser Class and Class R shares, effective July 17, 2026 – Filed as an Exhibit to Post-Effective Amendment No. 99 to the
Company’s Form N-1A Registration Statement on April 27, 2026 and incorporated herein by reference.

(10)(c)
Fifth Amended and Restated Distribution Plan pursuant to Rule 12b-1 of the Company regarding Service 2 Class shares, effective November 16, 2023 – Filed as an Exhibit to Post-Effective Amendment No. 95 to the Company’s
Form N-1A Registration Statement on April 26, 2024 and incorporated herein by reference.

(10)(c)(i)
Amended Schedule A, dated May 1, 2025, to Fifth Amended and Restated Distribution Plan pursuant to Rule 12b-1 of the Company regarding Service 2 Class shares, effective November 16, 2023 – Filed as an Exhibit to
Post-Effective Amendment No. 96 to the Company’s Form N-1A Registration Statement on February 5, 2025 and
incorporated herein by reference.

(10)(c)(ii)
Waiver Letter dated May 1, 2026, between Voya Investment Distributor and the Company to waive a portion of the distribution fee for the period from May 1, 2026 to May 1, 2027 (VY® Invesco Equity and Income Portfolio –
Filed as an Exhibit to Post-Effective Amendment No. 99 to the Company’s Form N-1A Registration Statement on
April 27, 2026 and incorporated herein by reference.

(10)(d)
Sixth Amended and Restated Distribution Plan pursuant to Rule 12b-1 of the Company regarding Service 2 Class and Class A shares, effective July 17, 2026 – Filed as an Exhibit to Post-Effective Amendment No. 99 to the
Company’s Form N-1A Registration Statement on April 27, 2026 and incorporated herein by reference.

(10)(d)(i)
Waiver Letter dated May 1, 2026, between Voya Investment Distributor, LLC and the Company to waive a portion of the distribution fee for the period from May 1, 2026 to May 1, 2027 (VY® Invesco Equity and Income Portfolio
– Filed as an Exhibit to Post-Effective Amendment No. 99 to the Company’s Form N-1A Registration Statement on
April 27, 2026 and incorporated herein by reference.

(10)(e)
Fourth Amended and Restated Shareholder Servicing Plan of the Company regarding Adviser Class shares, effective
November 16, 2023 – Filed as an Exhibit to Post-Effective Amendment No. 95 to the Company’s Form N-1A
Registration Statement on April 26, 2024 and incorporated herein by reference.

(10)(e)(i)
Amended Schedule A, dated May 1, 2025, to Fourth Amended and Restated Shareholder Servicing Plan of the
Company regarding Adviser Class shares, effective November 16, 2023 – Filed as an Exhibit to Post-Effective
Amendment No. 96 to the Company’s Form N-1A Registration Statement on February 5, 2025 and incorporated herein by reference.

(10)(f)
Fifth Amended and Restated Shareholder Servicing Plan of the Company regarding Adviser Class and Class R
Shares, effective July 17, 2026 – Filed as an Exhibit to Post-Effective Amendment No. 99 to the Company’s Form
N-1A Registration Statement on April 27, 2026 and incorporated herein by reference.

(10)(g)
Fourth Amended and Restated Shareholder Servicing Plan of the Company regarding Service Class shares, effective
November 16, 2023– Filed as an Exhibit to Post-Effective Amendment No. 95 to the Company’s Form N-1A
Registration Statement on April 26, 2024 and incorporated herein by reference.

(10)(g)(i)
Amended Schedule A, dated May 1, 2025, to Fourth Amended and Restated Shareholder Servicing Plan of the
Company regarding Service Class shares, effective November 16, 2023 – Filed as an Exhibit to Post-Effective
Amendment No. 96 to the Company’s Form N-1A Registration Statement on February 5, 2025 and incorporated herein by reference.

(10)(h)
Fifth Amended and Restated Shareholder Servicing Plan of the Company regarding Service Class and Class R3
Shares, effective July 17, 2026 – Filed as an Exhibit to Post-Effective Amendment No. 99 to the Company’s Form
N-1A Registration Statement on April 27, 2026 and incorporated herein by reference.

(10)(i)
Fourth Amended and Restated Shareholder Servicing Plan of the Company regarding Service 2 Class shares, effective November 16, 2023– Filed as an Exhibit to Post-Effective Amendment No. 95 to the Company’s Form
N-1A Registration Statement on April 26, 2024 and incorporated herein by reference.

(10)(i)(i)
Amended Schedule A, dated May 1, 2025, to Fourth Amended and Restated Shareholder Servicing Plan of the
Company regarding Service 2 Class shares, effective November 16, 2023 – Filed as an Exhibit to Post-Effective
Amendment No. 96 to the Company’s Form N-1A Registration Statement on February 5, 2025 and incorporated herein by reference.

(10)(l)
Fifth Amended and Restated Shareholder Servicing Plan of the Company regarding Service 2 Class and Class A
Shares, effective July 17, 2026 – Filed as an Exhibit to Post-Effective Amendment No. 99 to the Company’s Form
N-1A Registration Statement on April 27, 2026 and incorporated herein by reference.

(10)(k)
Seventh Amended and Restated Plan Pursuant to Rule 18f-3 for Operation of a Multi-Class System, amended as of
May 1, 2024 – Filed as an Exhibit to Post-Effective Amendment No. 95 to the Company’s Form N-1A Registration
Statement on April 26, 2024 and incorporated herein by reference.

(10)(k)(i)
Amended Schedule A, dated August 8, 2025, to Seventh Amended and Restated Plan Pursuant to Rule 18f-3 for
Operation of a Multi-Class System, amended as of May 1, 2024 – Filed as an Exhibit to Post-Effective Amendment
No. 99 to the Company’s Form N-1A Registration Statement on April 27, 2026 and incorporated herein by reference.

(11)(a)	Opinion and Consent of Counsel (Ropes & Gray) – Filed as an Exhibit to the Company’s Form N-14 Registration Statement (333-295044) on April 14, 2026, and incorporated herein by reference.
(11)(b)	Opinion and Consent of Counsel (Venable LLC) – Filed as an Exhibit to the Company’s Form N-14 Registration Statement (333-295044) on April 14, 2026, and incorporated herein by reference.

(12)	Opinion and Consent of Counsel Supporting Tax Matters and Consequences – Filed herein.
(13)(a)
License Agreement between Aetna and T. Rowe Price Associates, Inc. – Filed as an Exhibit to the Company’s initial
Form N-1A Registration Statement on July 31, 1997 and incorporated herein by reference.

(13)(b)
Transfer Agency Services Agreement, dated February 25, 2009, by and between PNC Global Investment Servicing
(U.S.) Inc. and the Company – Filed as an Exhibit to Post-Effective Amendment No. 42 to the Company’s Form
N-1A Registration Statement on April 30, 2009 and incorporated herein by reference.

(13)(b)(i)
Amendment, effective February 8, 2011, to the Transfer Agency Services Agreement, dated February 25, 2009, by and between PNC Global Investment Servicing (U.S.) Inc. (now known as BNY Mellon Investment Servicing (US)
Inc.) and the Company – Filed as an Exhibit to Post-Effective Amendment No. 51 to the Company’s Form N-1A
Registration Statement on April 26, 2011 and incorporated herein by reference.

(13)(b)(ii)
Amendment, effective January 1, 2019, to the Transfer Agency Services Agreement, dated February 25, 2009, by and between BNY Mellon Investment Servicing (US) Inc. and the Company – Filed as an Exhibit to Post-Effective
Amendment No. 83 to the Company’s Form N-1A Registration Statement on April 25, 2019 and incorporated herein by reference.

(13)(b)(iii)
Amendment, effective May 1, 2019, to the Transfer Agency Services Agreement, dated February 25, 2009, by and between BNY Mellon Investment Servicing (US) Inc. and the Company – Filed as an Exhibit to Post-Effective
Amendment No. 86 to the Company’s Form N-1A Registration Statement on April 29, 2020 and incorporated herein by reference.

(13)(b)(iv)
Amendment, effective November 5, 2019, to the Transfer Agency Services Agreement, dated February 25, 2009, by and between BNY Mellon Investment Servicing (US) Inc. and the Company – Filed as an Exhibit to Post-Effective
Amendment No. 86 to the Company’s Form N-1A Registration Statement on April 29, 2020 and incorporated herein by reference.

(13)(b)(v)
Amendment, effective May 1, 2020, to the Transfer Agency Services Agreement, dated February 25, 2009, by and between BNY Mellon Investment Servicing (US) Inc. and the Company – Filed as an Exhibit to Post-Effective
Amendment No. 86 to the Company’s Form N-1A Registration Statement on April 29, 2020 and incorporated herein by reference.

(13)(b)(vi)
Amendment, effective April 4, 2022, to the Transfer Agency Services Agreement, dated February 25, 2009, by and between BNY Mellon Investment Servicing (US) Inc. and the Company – Filed as an Exhibit to Post-Effective
Amendment No. 91 to the Company’s Form N-1A Registration Statement on April 27, 2022 and incorporated herein by reference.

(13)(b)(vii)
Amendment, effective October 21, 2022, to the Transfer Agency Services Agreement, dated February 25, 2009, by and between BNY Mellon Investment Servicing (US) Inc. and the Company – Filed as an Exhibit to Post-Effective
Amendment No. 93 to the Company’s Form N-1A Registration Statement on April 26, 2023 and incorporated herein by reference.

(13)(b)(viii)
Amendment, effective November 18, 2022, to the Transfer Agency Services Agreement, dated February 25, 2009, by and between BNY Mellon Investment Servicing (US) Inc. and the Company – Filed as an Exhibit to
Post-Effective Amendment No. 93 to the Company’s Form N-1A Registration Statement on April 26, 2023 and
incorporated herein by reference.

(13)(b)(ix)
Amendment, effective November 21, 2022, to the Transfer Agency Services Agreement, dated February 25, 2009, by and between BNY Mellon Investment Servicing (US) Inc. and the Company – Filed as an Exhibit to
Post-Effective Amendment No. 93 to the Company’s Form N-1A Registration Statement on April 26, 2023 and
incorporated herein by reference.

(13)(b)(x)
Amendment, effective February 9, 2023, to the Transfer Agency Services Agreement, dated February 25, 2009, by and between BNY Mellon Investment Servicing (US) Inc. and the Company – Filed as an Exhibit to Post-Effective
Amendment No. 93 to the Company’s Form N-1A Registration Statement on April 26, 2023 and incorporated herein by reference.

(13)(b)(xi)
Amendment, effective May 1, 2024, to the Transfer Agency Services Agreement, dated February 25, 2009, by and between BNY Mellon Investment Servicing (US) Inc. and the Company – Filed as an Exhibit to Post-Effective
Amendment No. 96 to the Company’s Form N-1A Registration Statement on February 5, 2025 and incorporated herein by reference.

(13)(c)
Securities Lending Agreement and Guaranty, dated August 7, 2003, between the Company and The Bank of New
York Mellon – Filed as an Exhibit to Post-Effective Amendment No. 25 to the Company’s Registration Statement
on December 6, 2005 and incorporated herein by reference.

(13)(c)(i)
Amendment, effective October 1, 2011, to the Securities Lending Agreement and Guaranty, dated August 7, 2003, between The Bank of New York Mellon and the Company – Filed as an Exhibit to Post-Effective Amendment No.
79 to the Company’s Form N-1A Registration Statement on April 25, 2018 and incorporated herein by reference.

(13)(c)(ii)
Amendment, effective March 21, 2019, to the Securities Lending Agreement and Guaranty, dated August 7, 2003, between The Bank of New York Mellon and the Company – Filed as an Exhibit to Post-Effective Amendment No.
83 to the Company’s Form N-1A Registration Statement on April 25, 2019 and incorporated herein by reference.

(13)(c)(iii)
Amendment, effective March 26, 2019, to the Securities Lending Agreement and Guaranty, dated August 7, 2003, between The Bank of New York Mellon and the Company – Filed as an Exhibit to Post-Effective Amendment No.
83 to the Company’s Form N-1A Registration Statement on April 25, 2019 and incorporated herein by reference.

(13)(c)(iv)
Amendment, effective March 30, 2023, to the Securities Lending Agreement and Guaranty, dated August 7, 2003, between The Bank of New York Mellon and the Company – Filed as an Exhibit to Post-Effective Amendment No.
93 to the Company’s Form N-1A Registration Statement on April 26, 2023 and incorporated herein by reference.

(13)(d)
Allocation Agreement (Fidelity Bond) dated May 24, 2002 – Filed as an Exhibit to Post-Effective Amendment No.
91 to the Company’s Form N-1A Registration Statement on April 27, 2022 and incorporated herein by reference.

(13)(d)(i)
Amended Schedule A, dated February 28, 2025, to the Allocation Agreement (Fidelity Bond) dated May 24, 2002 –
Filed as an Exhibit to Post-Effective Amendment No. 97 to the Company’s Form N-1A Registration Statement on
April 29. 2025 and incorporated herein by reference.

(13)(e)
Allocation Agreement (Directors and Officers Liability) dated May 24, 2002 – Filed as an Exhibit to Post-Effective
Amendment No. 91 to the Company’s Form N-1A Registration Statement on April 27, 2022 and incorporated herein by reference.

(13)(e)(i)
Amended Schedule A, dated February 28, 2025, to the Allocation Agreement (Directors and Officers Liability)
dated May 24, 2002 – Filed as an Exhibit to Post-Effective Amendment No. 97 to the Company’s Form N-1A
Registration Statement on April 29. 2025 and incorporated herein by reference.

(13)(f)
BlackRock Rule 12d1-4 Fund of Funds Investment Agreement, effective January 19, 2022, between the Company and BlackRock, Inc., – Filed as an Exhibit to Post-Effective Amendment No. 93 to the Company’s Form N-1A
Registration Statement on April 26, 2023 and incorporated herein by reference.

(13)(f)(i)
Amended and Restated Schedule A, dated April 4, 2022, to BlackRock Rule 12d1-4 Fund of Funds Investment
Agreement, effective January 19, 2022, between the Company and BlackRock, Inc. – Filed as an Exhibit to
Post-Effective Amendment No. 93 to the Company’s Form N-1A Registration Statement on April 26, 2023 and
incorporated herein by reference.

(13)(g)
Schwab Rule 12d1-4 Fund of Funds Investment Agreement, dated January 19, 2022, between the Company and
Schwab Strategic Trust – Filed as an Exhibit to Post-Effective Amendment No. 93 to the Company’s Form N-1A
Registration Statement on April 26, 2023 and incorporated herein by reference.

(13)(g)(i)
Amendment, dated April 5, 2022, to Schwab Rule 12d1-4 Fund of Funds Investment Agreement, dated January 19,
2022, between the Company and Schwab Strategic Trust – Filed as an Exhibit to Post-Effective Amendment No. 93
to the Company’s Form N-1A Registration Statement on April 26, 2023 and incorporated herein by reference.

(13)(h)
Rule 12d1-4 Fund of Funds Investment Agreement, dated January 19, 2022, between the Company and Teachers
Advisors, LLC – Filed as an Exhibit to Post-Effective Amendment No. 93 to the Company’s Form N-1A
Registration Statement on April 26, 2023 and incorporated herein by reference.

(13)(h)(i)
First Amendment, dated April 5, 2022, to Rule 12d1-4 Fund of Funds Investment Agreement, dated January 19,
2022, between the Company and Teachers Advisors, LLC – Filed as an Exhibit to Post-Effective Amendment No.
93 to the Company’s Form N-1A Registration Statement on April 26, 2023 and incorporated herein by reference.

(13)(h)(ii)
Second Amendment, dated February 3, 2023, to Rule 12d1-4 Fund of Funds Investment Agreement, dated
January 19, 2022, between the Company and Teachers Advisors, LLC – Filed as an Exhibit to Post-Effective
Amendment No. 93 to the Company’s Form N-1A Registration Statement on April 26, 2023 and incorporated herein by reference.

(13)(i)
Rule 12d1-4 Fund of Funds Investment Agreement, dated January 19, 2022, as amended April 1, 2022, between the
Company and The Vanguard Group, Inc. – Filed as an Exhibit to Post-Effective Amendment No. 93 to the
Company’s Form N-1A Registration Statement on April 26, 2023 and incorporated herein by reference.

(13)(i)(i)
Schedule A, dated March 28, 2024, to Rule 12d1-4 Fund of Funds Investment Agreement, dated January 19, 2022, as amended April 1, 2022, between the Company and The Vanguard Group, Inc. – Filed as an Exhibit to
Post-Effective Amendment No. 97 to the Company’s Form N-1A Registration Statement on April 29. 2025 and
incorporated herein by reference.

(13)(j)
Fund of Funds Investment Agreement, effective as of October 5, 2022, among the Company and the SPDR Series
Trust, SPDR Index Shares Funds and SSGA Active Trust – Filed as an Exhibit to Post-Effective Amendment No. 93
to the Company’s Form N-1A Registration Statement on April 26, 2023 and incorporated herein by reference.

(13)(k)
BNY Mellon ETF Investment Adviser, LLC Fund of Funds Investment Agreement, effective as of January 25, 2023, between the Company and BNY Mellon ETF Investment Adviser, LLC – Filed as an Exhibit to Post-Effective
Amendment No. 93 to the Company’s Form N-1A Registration Statement on April 26, 2023 and incorporated herein by reference.

(13)(l)
DBX ETFs Fund of Funds Investment Agreement, dated January 19, 2022, between the Company and DBX ETF
Trust – Filed as an Exhibit to Post-Effective Amendment No. 93 to the Company’s Form N-1A Registration
Statement on April 26, 2023 and incorporated herein by reference.

(13)(l)(i)
Schedule A, amended April 1, 2022, to the DBX ETFs Fund of Funds Investment Agreement, dated January 19,
2022, between the Company and DBX ETF Trust – Filed as an Exhibit to Post-Effective Amendment No. 93 to the
Company’s Form N-1A Registration Statement on April 26, 2023 and incorporated herein by reference.

(13)(m)
Fund Administration Support Services Agreement (with redaction), effective July 29, 2022, between the Company and The Bank of New York Mellon – Filed as an Exhibit to Post-Effective Amendment No. 93 to the Company’s
Form N-1A Registration Statement on April 26, 2023 and incorporated herein by reference.

(14)	Consent of Independent Registered Public Accounting Firm – Filed as an Exhibit to the Registrant’s Form N-14 Registration Statement (333-295044) on May 22, 2026 and incorporated herein by reference.
(15)	Not applicable.
(16)(a)	Powers of Attorney – Filed as an Exhibit to the Company’s Form N-14 Registration Statement (333-295044) on April 14, 2026, and incorporated herein by reference.
(16)(b)	Powers of Attorney – Filed as an Exhibit to the Registrant’s Form N-14 Registration Statement (333-295044) on May 22, 2026 and incorporated herein by reference.
(17)	Not applicable.
Item 17. Undertakings
1. The Company agrees that prior to any public reoffering of the securities registered through the use of a prospectus which is a part of this registration statement by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c) under the Securities Act (17 CFR 230.145(c)), the reoffering prospectus will contain the information called for by the applicable registration form for reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.
2. The Company agrees that every prospectus that is filed under paragraph (1) above will be filed as a part of an amendment to the registration statement and will not be used until the amendment is effective, and that, in determining any liability under the

1933 Act, each post-effective amendment shall be deemed to be a new registration statement for the securities offered therein, and the offering of the securities at that time shall be deemed to be the initial bona fide offering of them.
3. The Company agrees to file an executed copy of the opinion of counsel supporting the tax consequences of the proposed reorganization as an amendment to this Registration Statement within a reasonable time after receipt of such opinion.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended (the “1933 Act”), the Registrant certifies that it meets all the requirements for effectiveness of this Registration Statement pursuant to Rule 462(d) under the 1933 Act and has duly caused this Registration Statement on Form N-14 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Scottsdale and the State of Arizona on the 13th day of July, 2026.

VOYA PARTNERS, INC.

By:	/s/ Joanne F. Osberg
Joanne F. Osberg
Secretary

Pursuant to the requirements of the 1933 Act, this Registration Statement has been signed below by the following persons in the capacities and on the date indicated.

Signature	Title	Date
Christian G. Wilson*	President, Chief/Principal Executive Officer, and Interested	July 13, 2026
Director
Todd Modic*	Senior Vice President, Chief/Principal Financial Officer and	July 13, 2026
Assistant Secretary
Fred Bedoya*	Vice President, Principal Accounting Officer and Treasurer	July 13, 2026
Colleen D. Baldwin*	Director	July 13, 2026
John V. Boyer*	Director	July 13, 2026
Jody T. Foster*	Director	July 13, 2026
Dennis A. Johnson*	Director	July 13, 2026
Joseph E. Obermeyer*	Director	July 13, 2026
Christopher P. Sullivan*	Director	July 13, 2026
Mark R. Wetzel*	Director	July 13, 2026

*By: /s/ Joanne F. Osberg Joanne F. Osberg Attorney-in-Fact**

**Powers of Attorney for Todd Modic, Fred Bedoya, and Directors Colleen D. Baldwin, John V. Boyer, Joseph E. Obermeyer, and Christopher P. Sullivan – Filed as an Exhibit to the Registrant’s Form N-14 Registration Statement (333-295044) on April 14, 2026, and incorporated herein by reference. Powers of Attorney for Christian G. Wilson and Directors Jody T. Foster, Dennis Johnson, and Mark R. Wetzel were filed with Post-Effective Amendment No. 1 to the Registrant’s Form N-14 Registration Statement on May 22, 2026 and are incorporated herein by reference.